EXHIBIT 34.1

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                           KPMG LLP
                           303 East Wacker Drive
                           Chicago, IL 60601-5212


             Report of Independent Registered Public Accounting Firm

The Board of Directors of General Electric Capital Corporation's Commercial
   Financial Services Division:

We have examined General Electric Capital Corporation's (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the GE Dealer Floorplan Master Note Trust transactions (the Platform). Management has determined that servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iv) and 1122(d)(3)(i) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the master servicing provided by the Company with respect to the Platform, as of and for the twelve months ended December 31, 2006. The following individual asset-backed transactions and securities have been defined by Management as constituting the platform: GE Dealer Floorplan Master Note Trust Series 2004-1, 2004-2, 2005-1, 2005-2, 2006-1, 2006-2, 2006-3 and 2006-4. Management is responsible for the
Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following instance of material noncompliance with criterion 1122(d)(3)(i)(C). In one instance, it was noted that a report to be filed with the SEC for pre-2006 series was not filed within the required reporting due date.

           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.
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      In our opinion, except for the instance of material noncompliance described above, the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2006.

                                  /s/ KPMG LLP

Chicago, Illinois
March 26, 2007